EXHIBIT (d.)

Investment Advisory Contracts

AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This amendment number 1 is effective as of the 1st day of May, 2021, by and between Sit Mutual

Funds II, Inc., a Minnesota corporation (the “Fund”), and Sit Investment Associates, Inc., a Minnesota corporation (“SIA”).

Background

The Fund and SIA entered into an Investment Management Agreement dated as of November 1, 1992, (the “Agreement”), relating to SIA’s provision of certain investment management services to the Fund. The Fund and SIA desire to amend the Agreement as set forth herein.

This Background section is incorporated by reference into and made a part of this amendment number 1.

Terms

The Fund and SIA hereby agree that:

1.	Modifications to the Agreement. The Agreement is hereby amended as follows:

A.	Section 2 to the Agreement is hereby deleted in its entirety and replaced with the following Section 2:

2.	COMPENSATION FOR SERVICES.

In payment for the investment advisory and management services to be rendered by SIA hereunder, the Fund shall pay to SIA a fee at an annual rate as set forth in Exhibit A hereto. This fee shall be paid to SIA on a monthly basis not later than the fifth business day of the month following the month in which said services were rendered. This fee shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as at the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws, and currently effective Prospectus and Statement of Additional Information of the Fund.

B.	Section 3 to the Agreement is hereby deleted in its entirety and replaced with the following Section 3:

3.	ALLOCATION OF EXPENSES.

SIA and the Fund shall enter into a separate Supervision and Administration Agreement by which SIA shall be required to bear all of the Fund’s expenses except for investment advisory and management service fees provided for herein, supervisory and administrative fees provided for under a Supervision and Administration Agreement, extraordinary expenses (as so designated by a majority of the directors of the Fund, including a majority of said directors who are not “interested persons” of the Fund or of SIA, as defined in the Investment Company Act of 1940, as amended), interest, brokerage commissions and other transaction charges relating to the Fund’s investing activities.

2.	Remainder of Agreement. Except as specifically modified by this amendment number 1, all terms and conditions of the Agreement shall remain in full force and effect.

3.	Governing Law. The governing law of the Agreement shall be the governing law of this amendment number 1.

4.

Entire Agreement. This amendment number 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Agreement with respect to such subject matter.

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5.

Signatures; Counterparts. This amendment number 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this amendment number 1 or of executed signature pages to this amendment number 1 as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this amendment number 1.

IN WITNESS WHEREOF, the parties hereto have caused this amendment number 1 to be executed by their duly authorized officers, as of the day and year first above written.

SIT MUTUAL FUNDS II, INC.

acting on its own behalf and on behalf each Portfolio listed on Exhibit A to the Agreement.

By:	/s/ Roger J. Sit
Roger J. Sit
President

SIT INVESTMENT ASSOCIATES, INC.

By:	/s/ Paul E. Rasmussen
Paul E. Rasmussen
Vice President

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EXHIBIT A

to

INVESTMENT MANAGEMENT AGREEMENT

Amendment Number 1

Fund, Class	Annual Management Fee (As a % of Average Daily Net Assets)
Sit Tax-Free Income Fund (Series A) – Class S	0.20%
Sit Tax-Free Income Fund (Series A) – Class Y	0.20%
Sit Minnesota Tax-Free Income Fund (Series B) – Class S	0.20%
Sit Quality Income Fund (Series E) – Class S	0.30%

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